UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8—K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  July 6, 2008

SIGNALIFE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-111683	87-0441351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4705 Laurel Canyon Blvd., Suite 203 Studio City, California 91607 (864) 233-2300
(Address of principal executive offices) (Zip Code) (Registrant's telephone number, including area code)
N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Signalife, Inc. (“we”, “our company” or “Signalife”) files this report on Form 8-K to report the following transactions or events:

Section 1 — Registrant’s Business and Operations

Item 1.01.

Entry into a Material Definitive Agreement

On July 6, 2008, Signalife entered into binding letter agreements with Heart One Global Research (‘Heart One”) to complete a merger whereby a new parent company to be established by Signalife will simultaneously acquire the businesses of Heart One and Signalife pursuant to concurrent mergers and exchange of shares.  It is anticipated that the respective businesses of Signalife and Heart One will be operated in two separate wholly-owned subsidiaries, with the subsidiary holding Signalife’s current business to be managed by Signalife’s current management team, and the subsidiary holding Heart One’s current business to be managed by Heart One’s current management team.

Heart One is a private Irish-based heart information and clinical information management concern with technology used across the world through subsidiaries and affiliates in eight different countries.  Heart One’s principal asset is Health One Global, Ltd. (“Health One”), a leading data management and information concern based in London.  Since 2003, Health One has been the exclusive Special Olympics Healthy Athletes Global Partner for electronic health records, compiling during that time the largest data-base in the world for persons with disabilities. Health One’s reach has extended to the tracking, recordation and storage of health care information so that it may be communicated or exchanged with other institutions or within large organizations, and which technology is currently implemented in situations such as (i) in and outpatient departments in acute care as well as rehabilitation hospitals, (ii) small and large (up to 65 physicians) private practices in family medicine as well as specialized medicine, (iii) occupational health, (iv) patient-centered multi-disciplinary primary care teams, (v) the internal medical services of a large mining company, (vi) an international sports-based organization, as well as such technology being currently in use in the following medical specialties: AIDS clinics, anesthetics, cardiology, dermatology, emergency care, ENT (ear, nose and throat), general practice/family medicine, general surgery, gynecology, internal medicine, neurology, obstetrics, occupational health, orthopedics surgery, pediatrics, psychiatry, rehabilitation, and sports medicine.  The parties believe that their businesses are complementary insofar as the establishment of an electronic medical record, including electronically available ECG data to be proffered through Signalife’s technology, promotes both clinically-effective and cost-effective healthcare.

As a consequence of the merger, the shareholders of Heart One will acquire 6% of the stock of the new parent company as of the effective date of the merger, with the right to earn an additional 9% of the stock of the new parent company under an earn out structure requiring the development of approximately $9.5 million of revenue in the short- and mid terms up to eighteen-months.   The balance of the shares of the new parent company as of the date of the merger, representing 94% of its common stock, will be issued to Signalife’s shareholders.

As part of the transaction, the principals of Heart One will also establish a separate privately-owned company which will (i) market and distribute both Signalife’s products and Heart One’s products on a non-exclusive international basis outside the United States and Canada, and (ii) market and distribute Heart One’s products within the United States and Canada.  As compensation, the marketing and distribution company will receive commissions equal to 10% of the sales price for the units, after deduction of shipping costs.

The parties’ respective obligations to complete the transaction is subject to a number of conditions precedent and, therefore, there can be no assurance that the parties will complete the transaction at all or on the same terms contemplated.  Among the material conditions precedent are the following:

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Signalife must satisfactorily complete its due diligence of Heart One’s business, records and financial statements by September 30, 2008, and Heart One must provide audited financial statements to Signalife. (Heart One has already completed its due diligence).

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The parties will prepare and execute definitive merger and marketing and distribution agreements.

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The parties must prepare management agreements for Heart One’s principals.

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Shareholders of both Signalife and Heart One must “physically deliver” outstanding indicia of share ownership (whether in some electronic or derivative form, or in the form of a physical stock certificate) to an independent third party expert, for purposes of accurate examination and tabulation as well as the elimination of the risk of inaccuracy or fraud.

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Approval of the merger by the shareholders of Signalife (in the alternative, Signalife may without any obligation to do so structure the transaction as an asset acquisition). (Heart One’s shareholders have already approved the transaction).

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Satisfaction of regulatory requirements, including approval of AMEX or any successor exchange or market.

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Satisfaction of other normal closing conditions such as the continuing accuracy of all representations, warranties, obtaining all necessary consents and approvals, no material adverse changes, and execution of appropriate employment agreements.

The scheduled closing date for the merger will be no later than 120 days after the completion of due diligence by Signalife.  In the event the merger contemplated herein is not consummated due to any fact, circumstance, act, alleged act, omission, alleged omission or any other conduct (hereinafter collectively “event”), other than an event done solely by Signalife after the signing of this Agreement, Heart One shall pay to Signalife in cash or cash equivalents the principal sum of $10,000,000.

The parties are subject to certain confidentiality restrictions.  Each party has agreed to pay its own expenses related to the transaction.  Signalife will prepare an appropriate proxy statement for the approval of the merger by Signalife shareholders, and will also after the closing of the merger register for resale the shares to be issued by the new parent company to Heart One’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Studio City, California, this 10th day of July, 2008.

SIGNALIFE, INC., a Delaware corporation
By:	/s/ Rowland Perkins
Rowland Perkins Chief Executive Officer